                                                                  Exhibit 20

                              FIRST AMENDMENT TO
                               THE ALLIED GROUP
                           JOINT MARKETING AGREEMENT

     THIS AMENDMENT is made this 1st day of November, 1993, by and between ALLIED Life Insurance Company ("ALIC"), ALLIED Mutual Insurance Company ("AMIC"), AMCO Insurance Company ("AMCO"), ALLIED Property and Casualty Insurance Company ("APC"), and Depositors Insurance Company ("DIC").

     WHEREAS, on August 30, 1993, ALIC, AMIC, AMCO, APC, and DIC entered into the ALLIED Group Joint Marketing Agreement (the "Agreement"); and

     WHEREAS, on October 14, 1993, the Executive Committee of the Board of Directors for each of ALIC, AMIC, AMCO, APC, and DIC approved certain amendments to the Agreement regarding the Coordinating Committee;

     NOW, THEREFORE, in consideration of the foregoing, and of the mutual covenants set forth below and other valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

     1. The Agreement is hereby amended by deleting Section 6.2 and inserting in place thereof the following:

             Section 6.2 Resolution of Disputes. All disputes under this Agreement shall be referred for resolution to the Coordinating Committee. "Coordinating Committee" shall mean the joint meeting of the coordinating committees established by AMIC, ALLIED Group, Inc., and ALLIED Life Financial Corporation in accordance with their respective bylaws or pursuant to resolution for the purpose, among others, of resolving issues under this Agreement. Each of the coordinating committees of AMIC, ALLIED Group, Inc., and ALLIED Life Financial Corporation (a) has the right to participate in each and every Coordinating Committee deliberation unless it elects to abstain therefrom and (b) has one vote which shall be cast for or against any such decision unless it elects to abstain. Each such coordinating committee shall be comprised of two persons, one of whom shall constitute a quorum for the transaction of any business. All decisions of the Coordinating Committee must be unanimous, except for abstentions. All decisions of the Coordinating Committee are binding on the parties hereto.

     2. The Agreement is hereby amended by the addition of the following sentence to the end of Section 6.1:

         Notwithstanding anything in this Agreement to the contrary, if any disputes under this Agreement must be resolved by arbitration pursuant to Section 7.0, termination of this Agreement which otherwise would occur shall not occur until after final resolution by the arbitrators.

     3. The Agreement is hereby amended by deleting Section 6.3 and inserting in place thereof the following:

               6.3  Resolution of Post-Termination Disputes. Section 6.2 and
           Article 7.0 shall survive the termination of this Agreement with regard to disputes in connection with this Agreement.

     IN WITNESS WHEREOF, the parties have caused this Amendment to be executed as of the day and year above first written.

ALLIED Mutual Insurance Company

By: /s/ Douglas L. Andersen
   ---------------------------------
   Douglas L. Andersen, President


ALLIED Life Insurance Company

By: /s/ Samuel J. Wells
   ---------------------------------
   Samuel J. Wells, President


Depositors Insurance Company

By: /s/ Douglas L. Andersen
   ---------------------------------
   Douglas L. Andersen, President


ALLIED Property and Casualty
Insurance Company

By: /s/ Douglas L. Andersen
   ---------------------------------
   Douglas L. Andersen, President

AMCO Insurance Company

By: /s/ Douglas L. Andersen
   ---------------------------------
   Douglas L. Andersen, President
with this Section 1.01. Mutual and AGI hereby agree that it is in the best interests of both parties to have the total number of persons nominated by Mutual in accordance with the provisions of this Article I divided as equally as is practicable among the three classes of directors serving on the AGI Board from time to time.

     SECTION 1.02.  Mutual's Nominees for AGI Board.
                    -------------------------------

     (a) By February 1 in any calendar year, if in connection with any annual meeting of the stockholders of AGI at which directors will be elected, or at least forty-five (45) days prior to any special meeting of the stockholders of AGI at which directors will be elected (or, with respect to special stockholders' meetings, such shorter period of time as is permitted under the bylaws of AGI), Mutual shall give the Chairman of the Board of AGI written notice identifying the person or persons nominated by Mutual to stand for election as members of the AGI Board at such stockholder's meeting, with the number of persons to be nominated by Mutual to be determined pursuant to Section 1.02(b) below.

     (b) After giving effect to those directors, if any, previously nominated by Mutual and continuing in office as members of any class of the AGI Board not standing for election at any stockholders' meeting at which directors will be elected, Mutual shall be entitled to nominate that number of persons to stand for election as directors as is necessary (when combined with any such Mutual-nominated directors continuing in office) to provide Mutual approximate proportionate representation on the AGI Board in accordance with the provisions of Section 1.01 above. Any notice of nomination submitted by Mutual shall comply with the provisions of the bylaws of AGI respecting the information to be contained therein.

     SECTION 1.03.  Newly-Created Directorships; Vacancies.
                    --------------------------------------

     (a) In the event the AGI Board or the stockholders of AGI at any time approves any increase in the number of members of the AGI Board and at such time, Mutual would, if the provisions of Section 1.01 above were applied, be otherwise entitled to nominate one or more additional persons to serve on the AGI Board, as increased, AGI agrees to allow such additional person or persons as are nominated by Mutual, by written notice delivered to the Chairman of the Board of AGI within thirty (30) days of the date on which Mutual is notified of any increase in the number of members of the AGI Board, to fill one or more of the newly-created directorships to provide Mutual approximate proportionate representation on the AGI Board in accordance with the provisions of Section
1.01 above.


                                      -3-